Exhibit 99.1

NovaDel Closes on $2,525,000 of Financing

with ProQuest Investments LLC

Flemington, NJ, October 21, 2008 – NovaDel Pharma Inc. (AMEX: NVD) announced today that on October 17, 2008, it closed on the remaining $2,525,000 (the “Subsequent Closing”) of its previously announced private placement of up to $4.0 million in secured convertible promissory notes and accompanying warrants with ProQuest Investments II, L.P., ProQuest Investments II Advisors Fund, L.P. and ProQuest Investments III, L.P. (the “Purchasers”). NovaDel had previously closed on $1,475,000 (the “Initial Closing”) of secured convertible promissory notes and accompanying warrants with the Purchasers on May 30, 2008. In the Subsequent Closing, the notes are convertible at a price of $0.235 per share. The Purchasers will also receive five-year warrants to purchase 6,446,809 shares of common stock with an exercise price of $0.294 per share.

NovaDel plans on using the proceeds to fund its product development activities, as well as its near-term general working capital requirements. NovaDel believes that the proceeds from the financing, along with the funds received in the Initial Closing and in connection with the collaboration agreement with BioAlliance Pharma SA announced on May 19, 2008, will be sufficient to allow NovaDel to fund expenses through the first half of 2009.

In connection with this private placement, NovaDel has agreed to file a registration statement on Form S-3 within 30 days of the Subsequent Closing to register the shares of common stock underlying the Purchasers’ notes and warrants.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy shares or warrants and is being issued under Rule 135c under the Securities Act.

About NovaDel Pharma, Inc.

The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

CONTACTS:

For NovaDel:

Michael Spicer

(908) 782 -3431 ext. 2550

Chief Financial Officer

NovaDel Pharma Inc.

mspicer@novadel.com